Exhibit 99.1

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

China Sunlong Environmental Technology Inc.

We have audited the accompanying consolidated balance sheets of China Sunlong Environmental Technology Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Sunlong Environmental Technology Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2013.

New York, New York

March 21, 2018

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$461,883	$501,352
Accounts receivable, net	14,512,638	86,396
Other receivables	52,872	374
Inventories, net	9,243,488	76,698
Prepayments	19,863,548	25,614,202
Total current assets	44,134,429	26,279,022

PLANT AND EQUIPMENT, NET	2,188,135	359,390

OTHER ASSETS
Intangible assets, net	1,203,040	1,378,830
Other assets	61,474	9,780
Deferred tax assets	980,840	-
Total other assets	2,245,354	1,388,610

Total assets	$48,567,918	$28,027,022

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans - bank	$2,305,316	$2,159,895
Third party loan	145,170	-
Accounts payable	221,685	126,766
Other payables and accrued liabilities	237,840	31,360
Other payables - related parties	1,154,734	260,004
Customer deposits	1,624,137	533,494
Taxes payable	15,561,403	8,806,050
Total current liabilities	21,250,285	11,917,569

OTHER LIABILITIES
Accounts payable - noncurrent	-	83,156
Deferred rent liabilities	67,642	4,875
Total other liabilities	67,642	88,031

Total liabilities	21,317,927	12,005,600

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Ordinary shares, $0.0005 par value, 100,000,000 shares authorized, 105,935 and 100,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively	53	50
Shares subscription receivable	(50)	(50)
Additional paid-in capital	10,593,288	5,093,291
Statutory reserves	2,137,815	1,171,146
Retained earnings	13,817,668	10,570,860
Accumulated other comprehensive income (loss)	701,217	(813,875)
Total shareholders' equity	27,249,991	16,021,422

Total liabilities and shareholders' equity	$48,567,918	$28,027,022

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2017	2016

REVENUES
Equipment and systems	$18,635,434	$25,468,391
Trading and others	20,116,331	837,332
TOTAL REVENUES	38,751,765	26,305,723

COST OF REVENUES
Equipment and systems	5,999,356	13,740,846
Trading and others	13,234,664	407,990
TOTAL COST OF REVENUES	19,234,020	14,148,836

GROSS PROFIT	19,517,745	12,156,887

OPERATING EXPENSES:
Selling, general and administrative	1,804,895	867,872
Provision for doubtful accounts	6,428,261	-
Impairment loss of goodwill	3,838,274	-
TOTAL OPERATING EXPENSES	12,071,430	867,872

INCOME FROM OPERATIONS	7,446,315	11,289,015

OTHER INCOME (EXPENSE)
Interest income	707	752
Interest expense	(173,268)	(143,632)
Other expense, net	(1,106,335)	(6,859)
Total other expense, net	(1,278,896)	(149,739)

INCOME BEFORE INCOME TAXES	6,167,419	11,139,276

PROVISION FOR INCOME TAXES	1,953,942	1,849,935

NET INCOME	4,213,477	9,289,341

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	1,515,092	(907,862)

COMPREHENSIVE INCOME	$5,728,569	$8,381,479

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	104,488	100,000

EARNINGS PER SHARE
Basic and diluted	$40.33	$92.89

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

					Retained earnings		Accumulated
			Shares	Additional	(accumulated deficit)		other
	Ordinary Shares		Subscription	paid-in	Statutory		comprehensive
	Shares	Par Value	Receivable	capital	reserves	Unrestricted	income (loss)	Total
BALANCE, December 31, 2015	100,000	$50	$(50)	$5,093,291	$242,142	$2,210,523	$93,987	$7,639,943
Net income	-	-	-	-	-	9,289,341	-	9,289,341
Statutory reserve	-	-	-	-	929,004	(929,004)	-	-
Foreign currency translation	-	-	-	-	-	-	(907,862)	(907,862)
BALANCE, December 31, 2016	100,000	50	(50)	5,093,291	1,171,146	10,570,860	(813,875)	16,021,422
Acquisition of TJComex International Group Corp.	5,935	3	-	5,499,997	-	-	-	5,500,000
Net income	-	-	-	-	-	4,213,477	-	4,213,477
Statutory reserve	-	-	-	-	966,669	(966,669)	-	-
Foreign currency translation	-	-	-	-	-	-	1,515,092	1,515,092
BALANCE, December 31, 2017	105,935	$53	$(50)	$10,593,288	$2,137,815	$13,817,668	$701,217	$27,249,991

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,213,477	$9,289,341
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	184,275	29,592
Amortization of intangible assets	258,700	263,216
Provision for doubtful accounts	6,428,261	-
Impairment loss of goodwill	3,838,274	-
Recovery of inventory reserve	-	(59,457)
Deferred tax provision	(944,607)	4,107
Change in operating assets and liabilities
Notes receivable	-	150,594
Accounts receivable	(19,624,916)	(72,436)
Other receivables	(47,734)	(4,005)
Inventories	(8,782,770)	2,198,713
Prepayments	7,226,595	(17,471,345)
Other assets	621,412	-
Accounts payable	(31,887)	(78,312)
Other payables and accrued liabilities	153,638	(223,097)
Customer deposits	1,015,762	(1,503,137)
Taxes payable	5,065,078	6,695,153
Net cash used in operating activities	(426,442)	(781,073)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from acquisition of TJComex International Group Corp.	23,452	-
Purchases of plant and equipment	(1,886)	(116,036)
Net cash provided by (used in) investing activities	21,566	(116,036)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans - bank	3,700,261	2,258,910
Repayments of short-term loans - bank	(3,700,261)	(1,505,940)
Proceeds from third party loan	145,547	-
Proceeds from other payable - related parties	201,907	35,991
Net cash provided by financing activities	347,454	788,961

EFFECT OF EXCHANGE RATE ON CASH	17,953	(37,278)

DECREASE IN CASH	(39,469)	(145,426)

CASH AND CASH EQUIVALENTS, beginning of year	501,352	646,778

CASH AND CASH EQUIVALENTS, end of year	$461,883	$501,352

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$22,202	$-
Cash paid for interest	$163,565	$143,632

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Accounts receivable and other payables - related parties offset upon execution of three-parties agreement	$-	$33,116
Unpaid leasehold improvement costs	$-	$181,842
Issuance of ordinary shares for the acquisition of TJComex International Group Corp.	$5,500,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA SUNLONG ENVIRONMENTAL TECHNOLOGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

China Sunlong Environmental Technology Inc. (“China Sunlong”) is a holding company incorporated on August 31, 2015, under the laws of Cayman Islands. China Sunlong has no substantive operations other than holding all of the outstanding share capital of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”). Shengrong BVI is a holding company incorporated on June 30, 2015, under the laws of the British Virgin Islands. Shengrong BVI has no substantive operations other than holding all of the outstanding share capital of Hong Kong Shengrong Environmental Technology Limited (“Shengrong HK”). Shengrong HK is also a holding company holding all of the outstanding equity of Shengrong Environmental Protection Technology (Wuhan) Co., Ltd. (“Shengrong WFOE”).

China Sunlong and its subsidiaries (collectively, the “Company”) are a high tech enterprise which focused on the industrial solid waste recycling and comprehensive utilization. The Company’s main technology productions are high efficiency permanent magnetic separator and comprehensive utilization system for industrial solid wastes. The Company’s headquarter is located in Hubei Province, in the People’s Republic of China (the “PRC” or “China”). All of the Company’s business activities are carried out by the wholly owned operating Chinese company, Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Hubei Shengrong”).

On March 15, 2016, the Company completed its reorganization of entities under the common control of Ms. Jiazhen Li and Mr. Xiaonian Zhang, who collectively owned 100% of Hubei Shengrong prior to the reorganization and indirectly through China Sunlong after the reorganization. Shengrong BVI, Shengrong HK, and Shengrong WFOE were established as holding companies of Hubei Shengrong, and all of these entities are under common control, for which the consolidation of Hubei Shengrong has been accounted for as a reorganization of entities under common control at carrying value and prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of China Sunlong.

On March 31, 2017, the Company completed its acquisition of 100% of the equity in TJComex International Group Corporation (“TJComex BVI”). At the closing of the share exchange on March 31, 2017, the selling shareholders of TJComex BVI received 5,935 shares (”Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (“TJComex Tianjin”), a limited liability company incorporated under the law of the PRC.

TJComex Tianjin is engaged in general merchandise trading business and related consulting services, and its headquarter is located in the city of Tianjin, in the PRC.

On October 10, 2017, Hubei Shengrong established a fully owned subsidiary, Fujian Shengrong Environmental Protection Energy-Saving Science and Technology Ltd. (“Fujian Shengrong”), with registered capital of USD 1,518,120 (RMB 10,000,000), to be fully funded by October 10, 2019.

The accompanying consolidated financial statements reflect the activities of China Sunlong and each of the following entities:

Name	Background	Ownership
Shengrong BVI	● A British Virgin Island company ● Incorporated on June 30, 2015	100% owned by China Sunlong
Shengrong HK	● A Hong Kong company ● Incorporated on September 25, 2015	100% owned by Shengrong BVI
Shengrong WFOE	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on March 1, 2016 ● Registered capital of USD 12,946 (HKD100,000), fully funded	100% owned by Shengrong HK
Hubei Shengrong

● A PRC limited liability company

● Incorporated on January 14, 2009

● Registered capital of USD 4,417,800 (RMB 30,000,000), fully funded

● Production and sales of high efficiency permanent magnetic separator and comprehensive utilization system.

100% owned by Shengrong WFOE
Fujian Shengrong

● A PRC limited liability company

● Incorporated on October 10, 2017

● Registered capital of USD 1,518,120 (RMB 10,000,000), to be fully funded by October 10, 2019

● Production and sales of high efficiency permanent magnetic separator and comprehensive utilization system.

● No operations as of December 31, 2017.

100% owned by Hubei Shengrong
TJComex BVI	● A British Virgin Island company ● Incorporated on March 8, 2016	100% owned by China Sunlong
TJComex HK	● A Hong Kong company ● Incorporated on March 19, 2014	100% owned by TJComex BVI
TJComex WFOE	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on March 10, 2004 ● Registered capital of USD 200,000	100% owned by TJComex HK
TJComex Tianjin	● A PRC limited liability company ● Incorporated on November 19, 2007 ● Registered capital of USD 7,809,165 (RMB 55,000,000) ● General merchandise trading business and related consulting services	100% owned by TJComex WFOE

Recent development

On February 6, 2018, the Company consummated the business combination (the “Business Combination”) with JM Global Holding Company ( “JM Global” ) pursuant to certain Share Exchange Agreement (the “Share Exchange Agreement”) dated as of August 28, 2017 by and among by and among (i) JM Global; (ii) Zhong Hui Holding Limited; (iii) the Company; (iv) each of the shareholders of China Sunlong named on Annex I of the Share Exchange Agreement (the “Sellers”); and (v) Chuanliu Ni, a Chinese citizen who is the Chief Executive Officer and director of China Sunlong Sunlong, in the capacity as the representative for the Sellers. Pursuant to the Share Exchange Agreement, JM Global acquired from the Sellers all of the issued and outstanding equity interests of China Sunlong in exchange for 8,995,428 newly-issued shares of common stock of JM Global to the Sellers. 899,544 of these newly-issued shares are held in escrow for 18 months from the closing date of the Business Combination as a security for the Company and the Sellers' indemnification obligations under the Share Exchange Agreement. In connection with the transaction, the merger related costs of $1,075,030 were expensed during the year ended December 31, 2017.

This transaction will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction since the shareholders of the Company will own the majority of the outstanding shares of JM Global immediately following the completion of the transaction and JM Global’s operations will be the operations of the Company following the transaction. Accordingly, the Company will be deemed to be the accounting acquirer in the transaction and the transaction will be treated as a recapitalization of the Company.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company's financial position as of December 31, 2017 and 2016, its results of operations and its cash flows for the years ended December 31, 2017 and 2016, as applicable, have been made.

Principles of consolidation

The consolidated financial statements of the Company include the accounts of China Sunlong and its wholly owned subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of intangible assets, and plant and equipment, impairment of long-lived assets, collectability of receivables, inventory valuation allowance, and realization of deferred tax assets. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The statement of income accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income (loss) amounted to $701,217 and $(813,875) as of December 31, 2017 and 2016, respectively. The balance sheet amounts, with the exception of shareholders’ equity at December 31, 2017 and 2016 were translated at 6.51 RMB and 6.94 RMB to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the years ended December 31, 2017 and 2016 were 6.76 RMB and 6.64 RMB, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

Accounts receivable

Accounts receivable include trade accounts due from customers. An allowance for doubtful accounts may be established and recorded based on management’s assessment of potential losses based on the credit history and relationships with the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

After the Company evaluated all the above considerations, the Company established a policy to provide a provision of 20% for accounts receivable outstanding more than 3 months but less than 6 months, 40% for accounts receivable outstanding more than 6 months but less than 9 months, 60% for accounts receivable outstanding more than 9 months but less than 1 year, and 100% for accounts receivable outstanding more than 1 year. As of December 31, 2017 and 2016, $6,674,834 and $0 was recorded for allowance for doubtful accounts, respectively.

Inventories

Inventories are comprised of raw materials and work in progress and are stated at the lower of cost or net realizable value using the first-in-first-out method. Management reviews inventories for obsolescence and cost in excess of net realizable value at least annually and records a reserve against the inventory when the carrying value exceeds net realizable value.

Prepayments

Prepayments are funds deposited or advanced to outside vendors for future inventory or services purchases. As a standard practice in China, many of the Company’s vendors require a certain amount to be deposited with them as a guarantee that the Company will complete its purchases on a timely basis. This amount is refundable and bears no interest. The Company has legally binding contracts with its vendors, which require any outstanding prepayments to be returned to the Company when the contract ends.

In October of 2017, Hubei Shengrong signed a long-term cooperation agreement with a vendor as part of the plan to ensure a steady supply of inventory in 2018. In accordance with the cooperation agreement, Hubei Shengrong committed to purchase the majority of its raw materials from this vendor in 2018 and prepaid the vendor for the estimated total purchase amount in order to secure the supply source in advance.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method after consideration of the estimated useful lives of the assets and estimated residual value. The estimated useful lives and residual value are as follows:

	Useful Life	Estimated Residual Value
Building	Shorter of the remaining building certificate terms or estimated useful lives	5%
Office equipment and furnishing	5 years	5%
Production equipment	3-10 years	5%
Automobile	5 years	5%
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives	0%

The cost and related accumulated depreciation and amortization of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets

Intangible assets represent patents. Research and development costs associated with internally developed patents are expensed when incurred. Internally developed patents are initially recorded at patent application cost. Patents acquired through capital injection at the date of the Company’s formation were recorded at fair value. The patents have finite useful lives and are amortized using a straight-line method that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The original estimated useful lives for intangible assets are 10 and 20 years. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including plant, equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2017 and 2016, no impairment of long-lived assets was recognized.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of income. Impairment losses on goodwill are not reversed. For the year ended December 31, 2017, $3,838,274 of impairment loss was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of cash, notes receivable, accounts receivable, other receivables, prepayments, accounts payable, other payables and accrued liabilities, customer deposits, short term loans and taxes payable to approximate their fair values because of their short term nature.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Customer deposits

Customer deposits represent amounts advanced by customers on product orders. Generally, the Company requires 3% to 10% advanced deposits from the customers upon the signing of the sales contracts. At various stages of the sales contract execution, the Company generally collects certain amounts of advanced deposits from the customers based on the approximate amount of cash flows needed at each stage. Customer deposits are reduced when the related sale is recognized in accordance with the Company’s revenue recognition policy.

Revenue recognition

Revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured.

Revenue from equipment and systems and revenue from trading and others are recognized at the date of goods delivered and title passed to customers, when a formal arrangement exists, the price is fixed or determinable, the Company has no other significant obligations and collectability is reasonably assured. In addition, training service revenues are recognized when the services are rendered and the Company has no other obligations, and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits. All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 6% to 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing the finished product. The Company allows its customers to retain 5% to 10% of the contract prices as retainage during the warranty period of 12 months to guarantee product quality. Retainage is considered as a payment term included as a part of the contract price, and recognize as revenue base upon shipment of products. Due to nature of the retainage, the Company’s policy is to take into revenue the full value of the contract without VAT, including any retainage, as it performs against the contact since the Company has experienced insignificant warranty claims historically resulting in the Company having to repair or exchange a defective product. Due to the infrequency and insignificant amount of warranty claims, the ability to collect retainage is reasonably assured and is recognized at the time of shipment.

Gross versus Net Revenue Reporting

Starting from July 2016, in the normal course of the Company’s trading of industrial waste materials business, the Company directly purchases the processed industrial waste materials from the Company’s suppliers under the Company’s specifications and drop ships the materials directly to the Company’s customers. The Company would inspect the materials at its customers’ site, during which inspection it temporarily assumes legal title to the materials, and after which inspection legal title is transferred to its customers. In these situations, the Company generally collects the sales proceed directly from the Company’s customers and pay for the inventory purchases to the Company’s suppliers separately. The determination of whether revenues should be reported on a gross or net basis is based on the Company’s assessment of whether it is the principal or an agent in the transaction. In determining whether the Company is the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. Since the Company is the primary obligor and is responsible for (i) fulfilling the processed industrial waste materials delivery, (ii) establishing the selling prices for delivery of the processed industrial waste materials, (iii) performing all billing and collection activities including retaining credit risk and (iv) bearing the back-end risk of inventory loss with respect to any product return from the Company’s customers, the Company has concluded that it is the principal in these arrangements, and therefore report revenues and cost of revenues on a gross basis.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company incurred $56,832 and $38,295 of penalties and interest relating to underpayment of income tax which are classified as income tax expense for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, the Company’s PRC tax returns filed for 2014, 2015 and 2016 remain subject to examination by any applicable tax authorities.

Other expenses, net

Other expenses mainly comprised of merger related costs with JM Global of $1,075,030.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares.

Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2018 (including interim reporting periods within those periods), which means it will be effective for the Company’s fiscal year beginning January 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. Preliminarily, the Company plans to adopt Topic 606 in the first quarter of its fiscal 2018 using the retrospective transition method, and is continuing to evaluate the impact of its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In July 2015, the FASB issued ASU No. 2015-11, an amendment to Topic 330 for simplifying the measurement of inventory. The update requires that inventory be measured at the lower of cost and net realizable value where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendment is intended to provide clarification on the measurement and disclosure of inventory in Topic 330 and not intended for those clarifications to result in any changes in practice. The ASU is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted for all entities and should be applied prospectively. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, to simplify the presentation of deferred income taxes. The update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The update applies to all entities that present a classified statement of financial position. For public business entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods with annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company has elected to early adopt the ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. The update requires equity investments (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It eliminated the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is require to be disclosed for financial instruments measured at amortized cost on the balance sheet. For public entities, the ASU is effective for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Amendments to the Accounting Standards Codification (“ASC”) 842 Leases. This update requires lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4) Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Management does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests held through related parties that are under common control. The amendments in this ASU require that the reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity (“VIE”) and, on a proportionate basis, its indirect variable interests in a VIE held through related parties, including related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The adoption of this ASU did not have any effect on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the definition of a business. The amendments in this ASU is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements and provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, this ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The adoption of this ASU would not have a material effect on the Company’s consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. Management plans to adopt this ASU during the year ending December 2019. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). This Accounting Standards Update adds SEC paragraphs pursuant to an SEC Staff Announcement made at the July 20, 2017 Emerging Issues Task Force meeting. Management plans to adopt this ASU during the year ending December 2019. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In November 2017, the FASB issued ASU 2017-14, Income Statement-Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606). This Accounting Standards Update supersedes various SEC paragraphs and amends an SEC paragraphs pursuant to the issuance of Staff Accounting Bulletin No. 116 and SEC Release No.33-10403. Management plans to adopt this ASU during the year ending December 2019. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 – Business combination

On March 31, 2017, China Sunlong completed its acquisition of 100% equity interest in TJComex International Group Corporation (“TJComex BVI”) through a share exchange to expand its business on trading certain solid wastes through TJComex BVI’s commodity exchange channels. At the closing of the share exchange on March 31, 2017, the Selling Shareholders received 5,935 shares (”Payment Shares”) of China Sunlong Common Stock valued at $926.71 per share for 100% of their equity interests in TJComex BVI, equating to 100% of all outstanding interests in TJComex BVI. Whereas, TJComex BVI owns 100% of the issued and outstanding capital stock of TJComex Hong Kong Company Limited (“TJComex HK”), a Hong Kong limited liability company, Tianjin Corro Technological Consulting Co., Ltd. (“TJComex WFOE”), a wholly foreign owned enterprise incorporated under the laws of the PRC and Tianjin Commodity Exchange Co., Ltd. (the “TJComex Tianjin”), a limited liability company incorporated under the law of the PRC. The $926.71 per share price of China Sunlong Common Stock was based on a valuation of approximately $92.7 million of China Sunlong’s enterprise value determined by an independent third-party appraiser using discounted cash flows projection model. The projected cash flows are based upon, but not limited to, assumptions such as 1) projected selling units and growth in the industry, 2) projected unit selling price, 3) projected unit cost of manufactured, 4) selling and general and administrative expenses to be in line with the growth in the industry, and 5) projected bank borrowings rate or interest rate index.

The Company’s acquisition of TJComex BVI was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of TJComex BVI based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. Except for cash, the Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB with the following valuation methodologies with level 3 inputs: Other current assets, plant and equipment and current liabilities were valued using the cost approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from independent appraisers. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of TJComex BVI based on a valuation performed by an independent valuation firm engaged by the Company:

Total consideration at fair value	$5,500,000

Fair Value
Cash	$23,451
Other current assets	794,938
Plant and equipment	1,866,894
Other noncurrent assets	609,126
Goodwill	3,819,354
Total asset	7,113,763
Total liabilities	(1,613,763)
Net asset acquired	$5,500,000

Approximately $3.8 million of goodwill arising from the acquisition consists largely of synergies expected from combining the operations of the Company and TJComex BVI. None of the goodwill is expected to be deductible for income tax purposes. During the year ended December 31, 2017, we performed an impairment testing on the goodwill and recorded an impairment loss of approximately $3.8 million on goodwill.

For the three months ended March 31, 2017, the impact of the acquisition of TJComex BVI to the consolidated statements of income and comprehensive income was not material.

Note 4 – Accounts receivable

Accounts receivable consist of the following:

	December 31, 2017	December 31, 2016

Accounts receivable	$21,187,472	$86,396
Less: Allowance for doubtful accounts	(6,674,834)	-
Total accounts receivable, net	$14,512,638	$86,396

Movement of allowance for doubtful accounts is as follows:

	December 31, 2017	December 31, 2016

Beginning balance	$-	$-
Addition	6,428,261	-
Write off	-	-
Exchange rate effect	246,573	-
Ending balance	$6,674,834	$-

Note 5 – Inventories

Inventories consist of the following:

	December 31, 2017	December 31, 2016

Raw materials	$-	$-
Work in progress	9,203,623	76,698
Finished goods	39,865	-
Inventory reserve	-	-
Total inventories	$9,243,488	$76,698

Movement of inventory reserve is as follows:

	December 31, 2017	December 31, 2016

Beginning balance	$-	$60,841
Addition	-	-
Recovery	-	(56,851)
Exchange rate effect	-	(3,990)
Ending balance	$-	$-

Note 6 – Plant and equipment, net

Plant and equipment consist of the following:

	December 31, 2017	December 31, 2016

Building	$1,545,861	$-
Production equipment	195,735	183,388
Office equipment and furniture	157,286	39,311
Automobile	39,298	-
Leasehold improvement	1,805,521	293,843
Subtotal	3,743,701	516,542
Less: accumulated depreciation and amortization	(1,555,566)	(157,152)
Total	$2,188,135	$359,390

Depreciation and amortization expense for the years ended December 31, 2017 and 2016 amounted to $184,275 and $29,592, respectively.

Note 7 – Intangible assets, net

Intangible assets consist of the following:

	December 31, 2017	December 31, 2016

Patents	$3,240,137	$3,035,747
Less: accumulated amortization	(2,037,097)	(1,656,917)
Net intangible assets	$1,203,040	$1,378,830

Amortization expense for the years ended December 31, 2017 and 2016 amounted to $258,700 and $263,216, respectively.

The estimated amortization is as follows:

Twelve months ending December 31,	Estimated amortization expense

2018	$268,624
2019	132,200
2020	86,725
2021	86,725
2022	86,725
Thereafter	542,641
Total	$1,203,040

Note 8 – Related party balances and transactions

Related party balances

a.	Other payables – related parties:

Name of related party	Relationship	December 31, 2017	December 31, 2016

Jiazhen Li	CEO of Hubei Shengrong, Shareholder of China Sunlong	$304,833	$260,004
Chuanliu Ni	CEO of TJComex Tianjin	848,493	-
Xiaoyan Shen	CFO of TJComex Tianjin	1,408	-
		$1,154,734	$260,004

The above represents interest free loans and advances by the executive officers to the Company. These loans and advances are unsecured and due on demand.

Note 9 – Debt

Short term loans

Short term loan due to bank is as follows:

Short term loans	Maturities	Weighted average interest rate	Collateral/Guarantee	December 31, 2017	December 31, 2016

Loan from Wuhan Rural Commercial Bank	July 23, 2017	7.35%	Guaranteed by Hubei Changyang Hongrong Environmental Protection Science and Technology Co. Ltd., a related party	$-	$1,439,930
Loan from Wuhan Rural Commercial Bank	July 18, 2017	7.80%	Patent	-	719,965
Loan from Wuhan Rural Commercial Bank	July 25, 2018	7.35%	Guaranteed by Hubei Changyang Hongrong Environmental Protection Science and Technology Co. Ltd., a related party and pledged with its patent as a collateral	2,305,316	-
Total				$2,305,316	$2,159,895

Third party loan

In April 2017, the Company obtained an unsecured loan from an unrelated third party amounting to $145,170 (RMB 1,000,000) to be due on April 27, 2018 with an annual interest rate of 10%.

Interest expense for the years ended December 31, 2017 and 2016 amounted to $173,268 and $143,632, respectively.

Note 10 – Taxes

Income tax

Cayman Islands

China Sunlong is incorporated in the Cayman Islands and are not subject to tax on income or capital gains under current Cayman Islands law. In addition, upon payments of dividends by China Sunlong to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Shengrong BVI and TJComex BVI are incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Shengrong HK and TJComex HK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Shengrong HK and TJComex HK are exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Significant components of the provision for income taxes are as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2016

Current	$2,898,549	$1,845,828
Deferred	(944,607)	4,107
Total provision for income taxes	$1,953,942	$1,849,935

Under the Income Tax Laws of the PRC, companies are subject to income tax at a rate of 25%. However, Hubei Shengrong obtained the “high-tech enterprise” tax status in 2014, which reduced its statutory income tax rate to 15% from 2014 to 2016. Hubei Shengrong renewed its “high-tech enterprise” status in December 2016, which continued to reduce its statutory income rate to 15% from 2017 to 2019. Tax savings resulted from the reduced statutory income tax rate amounted to $1,894,478 and $1,276,495 for the years ended December 31, 2017 and 2016, respectively.

The following table reconciles China statutory rates to the Company’s effective tax rate:

	December 31, 2017	December 31, 2016

PRC statutory rates	25.0%	25.0%
Preferential tax rate reduction	(10.0%)	(10.0%)
Effect of valuation allowance on change in net operating loss carried forward	3.9%	0.0%
Effect of permanent difference (1)	12.8%	1.6%
Effective tax rate	31.7%	16.6%

(1)	Permanent difference consisted of mainly income tax non-deductible items, goodwill impairment and income tax penalty and interest.

Deferred tax assets

According to Chinese tax regulations, net operating losses can be carried forward to offset taxable income for the next five years. During the year ended December 31, 2017, the Company’s PRC entity, TJComex Tianjin, incurred net operating losses of approximately $1.6 million and recognized approximately $0.4 million deferred tax assets in relation to the net operating losses carryforward. Based on the Company’s assessment, the Company believes it is more likely than not that it will not have sufficient income in TJComex Tianjin in the foreseeable future to utilize the benefits of the net operating losses and provide 100% valuation allowance on its deferred tax assets as of December 31, 2017.

Bad debt allowance must be approved by the Chinese tax authority prior to being deducted as an expense item on the tax return.

Significant components of deferred tax assets were as follows:

	December 31, 2017	December 31, 2016

Net operating losses carried forward	$418,549	$-
Bad debt allowance	980,840	-
Valuation allowance	(418,549)	-
Deferred tax assets, net	$980,840	$-

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with PRC laws. The value added tax (“VAT”) standard rates are 6% to 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished products and services.

Taxes payable consisted of the following:

	December 31, 2017	December 31, 2016

VAT taxes payable	$7,838,111	$5,201,724
Income taxes payable	6,798,803	2,995,116
Other taxes payable	924,489	609,210
Totals	$15,561,403	$8,806,050

Hebei Shengrong’s 2017 enterprise income tax return has not yet been filed. Hebei Shengrong may be subject to 1% to 2% of penalty and interest for the 2017 tax balance due upon filing of the return.

Note 11 – Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. As of December 31, 2017 and December 31, 2016, $457,126 and $500,027 were deposited with various financial institutions located in the PRC, respectively. As of December 31, 2017 and December 31, 2016, $3,186 and $956 were deposited with one financial institution located in Hong Kong, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

For the years ended December 31, 2017, four customers accounted for 25.0%, 24.7%, 14.1%, and 14.1% of the Company’s revenues, of which, two customers who are related parties to each other under common management and ownership accounted for 49.7% of the Company’s revenue. For the years ended December 31, 2016, four customers accounted for 38.4%, 20.0%, 17.9% and 16.1% of the Company’s revenues.

As of December 31, 2017, two customers, who are related to each other under common management and ownership, accounted for 45.6% and 43.9% of the Company’s accounts receivable. As of December 31, 2016, one customer accounted for 100% of the Company’s accounts receivable.

For the year ended December 31, 2017, three suppliers accounted for 50.7%, 27.3% and 21.1% of the Company's total purchases. For the years ended December 31, 2016, one supplier accounted for 93.6% of the Company's total purchases.

As of December 31, 2017, three suppliers accounted for 41.2%, 35.9% and 22.8% of the Company’s prepayments; and two suppliers accounted for 40.0% and 29.1% of the Company’s total accounts payable.

As of December 31, 2016, three suppliers accounted for 62.7%, 21.1% and 16.1% of the Company’s prepayments; and two suppliers accounted for 82.8% and 13.0% of the Company’s total accounts payable.

Note 12 – Equity

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin.

Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Shengrong WFOE and TJComex WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Hubei Shengrong and TJComex Tianjin may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As of December 31, 2017 and 2016, Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin collectively attributed $2,137,815 and $1,171,146 of retained earnings for their statutory reserves, respectively.

As a result of the foregoing restrictions, Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin from transferring funds to China Sunlong in the form of dividends, loans and advances. As of December 31, 2017 and 2016, amounts restricted are the net assets of Shengrong WFOE, Hubei Shengrong, TJComex WFOE and TJComex Tianjin, which amounted to $27,800,814 and $16,045,465, respectively.

Shares issuance for recapitalization

On March 15, 2016 and March 31, 2017, China Sunlong issued 99 shares and 99,900 shares, respectively, to Ms. Jiazhen Li and Mr. Xiaonian Zhang, who collectively owned 100% of Hubei Shengrong prior to the reorganization. These shares are considered recapitalization shares and presented as if the recapitalization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of China Sunlong (see Note 1).

Note 13 – Commitments and contingencies

Contingencies

The Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitments

The Company has entered into non-cancellable operating lease agreements for two offices, one factory space and one dormitory space for its employees. The two office leases are expiring in August 2018 and December 2021 with a monthly rental rate of approximately $2,800 and $5,200, respectively. The factory lease is expiring in December 2018 with a monthly rental rate of approximately $6,100. The dormitory lease expired in July 2017, and was extended to July 2018, with a monthly rental rate of approximately $400. The office lease payments for the lease expiring in December 2021 will be paid over three years beginning 2018.

The Company’s commitments for minimum lease payment under these operating leases as of December 31, 2017 are as follow:

Years ending December 31,	Minimum lease payment
2018	$199,038
2019	107,317
2020	107,317
Total minimum payments required	$413,672

Rent expense for the years ended December 31, 2017 and 2016 were $182,999 and $113,843, respectively.

Other Matters

On December 22, 2016, the Company’s subsidiary, Shengrong BVI, and its shareholder (collectively, the “Shareholder”) entered into a Share Exchange Agreement with American Lorain Corporation (“Lorain”), a publicly traded company, pursuant to which, Lorain will effect an acquisition of the Company by acquiring from the Shareholder outstanding equity interests of the Company. Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of the Company, Lorain will issue 114,000,000 shares of Lorain common stock (the “Exchange Shares”), representing approximately 75% of the issued and outstanding shares of Lorain common stock, to the Shareholder. The Exchange Shares will be subject to a lock-up period of one year. In addition, Lorain is obligated to take all actions necessary so that, on, or promptly following, the closing of the share exchange, Lorain will spin-off its existing food business to a third party. The obligation of both parties to complete the share exchange is subject to the fulfillment of certain closing conditions, including but not limited to, the approval of the Share Exchange Agreement and the transactions contemplated thereby by a majority of Lorain’s shareholders and obtaining all the necessary consents from government authorities and third parties. On March 30, 2017, the Company decided not to proceed with the transaction and notified Lorain. On June 19, 2017, the Company has formally signed a termination of share exchange agreement with Lorain.

Note 14 – Segment reporting

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. The Company’s chief operating decision maker evaluates performance and determines resource allocations based on a number of factors, the primary measure being income from operations of the two operating entities, Hubei Shengrong and TJComex Tianjin.

The Company’s operations currently include two business segments encompassing two different divisions. Such reportable divisions are consistent with the way the Company manages its business, with each division operating under separate management and producing discrete financial information. The accounting principles applied at the operating division level in determining income from operations is generally the same as those applied at the consolidated financial statement level.

The operation and products of the two divisions are as follow:

1.	Shengrong BVI and its wholly owned subsidiaries: production and sales of solid waste recycling and comprehensive utilization equipment; and

2.	TJComex BVI and its wholly owned subsidiaries: general merchandise trading business and related consulting services

The following represents results of divisional operations for the year ended December 31, 2017:

Revenues:
Shengrong BVI	$38,502,342
TJComex BVI	249,423
Consolidated revenues	$38,751,765

Gross profit:
Shengrong BVI	$19,293,744
TJComex BVI	224,001
Consolidated gross profit	$19,517,745

Income (loss) from operations:
Shengrong BVI	$11,813,321
TJComex BVI	(4,367,006)
Consolidated income from operations	$7,446,315

Net income (loss):
Shengrong BVI	$9,656,063
TJComex BVI	(5,442,586)
Consolidated net income	$4,213,477

Depreciation and amortization:
Shengrong BVI	$341,573
TJComex BVI	101,402
Consolidated depreciation and amortization	$442,975

Interest expense:
Shengrong BVI	$173,268
TJComex BVI	-
Consolidated interest expense	$173,268

Capital expenditures:
Shengrong BVI	$1,763
TJComex BVI	123
Consolidated capital expenditures	$1,886

The following represents assets by division as of:

Total assets as of	December 31, 2017
Shengrong BVI	$46,425,568
TJComex BVI	2,142,350
Total Assets	$48,567,918

Note 15 – Subsequent events

These consolidated financial statements were approved by management and available for issuance on March 21, 2018. The Company evaluated subsequent events through the date these consolidated financial statements were available for issuance.